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                                                                    EXHIBIT 99.1

                ZONAGEN SIGNS COLLABORATIVE OPTION AGREEMENT WITH
                 AMERICAN HOME PRODUCTS ON HUMAN CONTRACEPTIVE
                                    VACCINE

POTENTIAL MILESTONE PAYMENTS TO ZONAGEN OF UP TO $22.5 MILLION

THE WOODLANDS, Texas--(BW HealthWire)--Dec. 13, 2000-- Zonagen, Inc. (Nasdaq:ZONA - news; PCX:ZNG) is announcing that it has entered into an Option Agreement with Wyeth-Ayerst Laboratories, the pharmaceutical division of American Home Products Corporation (NYSE:AHP - news), to collaborate in the development of a human immunocontraceptive vaccine. The focal point of the collaboration is a proof-of-concept study intended to demonstrate the effectiveness of Zonagen's human contraceptive vaccine using Zonagen's proprietary antigen and adjuvant technologies. The Option Agreement gives Wyeth-Ayerst the right to exercise its option for worldwide rights to the zona pellucida contraceptive technology developed by Zonagen through the payment of an up-front fee and entering into an exclusive license agreement. In the event that a license agreement is entered into, Wyeth-Ayerst will bear all costs associated with the clinical development and marketing of the product and could pay milestones totaling $22.5 million plus royalties on product sales if the product is ultimately approved.

Zonagen believes that a contraceptive vaccine for humans may be derived from a recombinant human zona protein. In order to test that concept, Zonagen scientists had to first clone the relevant gene from the appropriate model. Zonagen has cloned and expressed the desired animal protein and is ready to commence the study.

Joseph Podolski, President and CEO of Zonagen, says, "The development of an effective human contraceptive vaccine has been ten years in the making. Now that we have demonstrated the potential of the technology, we hope to accelerate the effort and expeditiously develop a vaccine product."

Data from previous studies with this vaccine were published in the September 2000 issue of The Journal of Reproduction and Fertility indicating the potential of Zonagen's contraceptive vaccine. Data from these studies were the first to show that a recombinant zona pellucida immunocontraceptive vaccine consistently induced infertility compared to controls in a primate model without permanent disruption of the normal menstrual cycle.

L. Patrick Gage, Ph.D., President, Wyeth-Ayerst Research, adds, "This agreement is representative of our goal to develop new approaches for contraception and builds on the research program already underway at our Women's Health Research Institute."

Zonagen, Inc. is engaged in the development of pharmaceutical products for the reproductive system, including sexual dysfunction, vaccine adjuvants, products for fertility and female health as well as urological applications, specifically prostate cancer.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including but not limited to those relating to the


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uncertainties involving the Company's early stage of development, clinical trial results and FDA approval in the U.S. and approval of regulatory authorities in other jurisdictions, substantial dependence on one product, history of operating losses, future capital needs and uncertainty of additional funding, uncertainty of protection for patents and proprietary technology, litigation, governmental regulation, limited sales and marketing experience and dependence on collaborators, manufacturing uncertainties and reliance on third parties, competition and technology change, product liability and availability of insurance, and other risks identified in the Company's Annual Report on Form
10-K for the year ended December 31, 1999, as filed with the Securities and Exchange Commission.

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Contact:

     Zonagen Inc., The Woodlands
     Joseph S. Podolski, 281/719-3447





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